SCHEDULE 14A INFORMATION

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MEASUREMENT SPECIALTIES, INC.

 (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Shareholders,

What a difference a year makes! Measurement Specialties has seen a lot of change in the past year, and I am pleased to report, through the hard work of our employees, that we have posted excellent first quarter results. For the three months ended June 30, 2003, the Company reported record net income of $3.8 million or $0.30 per share (diluted). To post record net income on the heels of a restructuring of this magnitude is a real testament of the effort put forth by the entire Measurement Specialties team.

As a result of the restructuring program, largely targeting fixed costs, gross margin has improved dramatically through discontinuing unprofitable operations, selling unprofitable assets, consolidating operations, and driving more production volume into the Shenzhen, China operation. The Company is generating positive cash flow, has currently repaid all borrowings under the senior revolving credit facility and has accumulated approximately $6 million in cash with just $5 million in long-term debt. In the past twelve months, we have restored over $120 million in shareholder value.

I want to bring particular attention to the Measurement Specialties, Inc. 2003 Stock Option Plan submitted for approval at the Annual Meeting of Shareholders to be held in September. We have granted substantially all options available under the previous plans (1995/1998 Incentive Stock Option Plans). Accordingly, the proposed plan provides up to 1 million shares to be used as part of our overall employee compensation program. We believe this plan is critical to retain and attract top talent, particularly to support future growth through acquisitions, and encourage you to give it the appropriate attention.

We are committed to maintaining open lines of communication with our shareholders. To discuss any questions about the Company or the Annual Meeting please contact us at:

Frank Guidone, CEO	frank.guidone@msiusa.com	973 808-3023
John Hopkins, CFO	john.hopkins@misusa.com	973 808-3028
Aimee Boutcher, IR	aboutcher@aol.com	973 239-2878

We look forward to hearing from you.

Respectfully,

Frank Guidone

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Supplement to Proxy Statement of Measurement Specialties, Inc.
for Annual Meeting of Shareholders to be held on September 23, 2003

This supplement is being furnished to correct certain information contained in the Proxy Statement for the Annual Meeting of Shareholders of Measurement Specialties, Inc. to be held Tuesday, September 23, 2003. The corrected information is as follows:

1.  Under the caption "Fees Paid to Our Independent Auditors-Audit Fees", we stated that the aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of our financial statements for fiscal 2003, and the review of our financial statements for each of the first three quarters in fiscal 2003 were approximately $346,000. The correct amount of such fees is approximately $581,000.

2.  Under the caption "Fees Paid to Our Independent Auditors-All Other Fees" we stated that there were no fees paid to Grant Thornton LLP other than audit fees. Grant Thornton LLP billed approximately $96,000 in fees and disbursements for services related to the SEC investigation and the sale of Terraillon. Our Audit Committee considers the provision of such services to be compatible with maintaining our auditor's independence.

3.  In the table under the caption "Beneficial Ownership of Measurement Specialties Common Stock", we stated that Joseph R. Mallon Jr., a member of our Board of Directors nominated for reelection at the Annual Meeting and our former Chairman and Chief Executive Officer, beneficially owned 521,840 shares of our common stock as of July 21, 2003. The correct amount of such beneficial ownership is 579,840 shares of common stock. Footnote three to the beneficial ownership table indicated that Mr. Mallon's beneficial ownership amount includes options to purchase 126,000 shares. The correct number of shares purchasable pursuant to Mr. Mallon's options is 174,000.

4.  The proxy statement that was mailed to shareholders inadvertently omitted the following graph under the heading "Performance Graph":

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You can vote your shares by completing and returning the proxy card included with your Proxy Statement. Most shareholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions on the proxy card enclosed in your Proxy Statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

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